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                                                                      EXHIBIT 22


                         SUBSIDIARIES OF THE REGISTRANT

                                                              State of
                                                              Incorporation
                                                              -------------
TPEG Management, Inc.                                         Delaware
Out of Pocket Pictures, Inc.                                  California
Plan of Attack Productions, Inc.                              California
In For Life, Inc.                                             California
Tales of Midnight Productions, Inc.                           California
DSL Productions, Inc.                                         Delaware
DSL Ventura I, DBA Future Quest, Inc.                         California
Light & Easy Cooking, Inc.                                    California
Superstars of Action, Inc.                                    California